Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2018 relating to the consolidated financial statements and the related financial statement schedule of Altra Industrial Motion Corp. and subsidiaries, and the effectiveness of Altra Industrial Motion Corp. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Altra Industrial Motion Corp. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 8, 2019